The Lubrizol Corporation	Exhibit 99.1
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	James S. Baldwin
	440/347-1252	440/347-1838
Web Site: http://www.lubrizol.com
Lubrizol Announces Record Revenues and Improved Profitability
for Second Quarter 2005
•	EPS of $.88, including restructuring charge of $.06 per share

•	EPS of $.94, up 57% from the second quarter of 2004, excluding restructuring charges in both periods and a purchase accounting adjustment for in-process R&D in 2004, despite rising raw material costs

•	Record revenues exceeded $1 billion for the quarter and $2 billion for the first-half of 2005

•	Lubricant Additives revenues increased 19%. Volume rebounded in the quarter.

•	For the third consecutive quarter, Noveon International acquisition recorded a new all-time revenue record

•	Debt reduced by $125 million in the quarter
CLEVELAND, OH, July 27, 2005 – The Lubrizol Corporation (NYSE:LZ) announced that consolidated earnings for the second quarter ended June 30, 2005 were $60.1 million or $.88 per basic share, including a pre-tax restructuring charge of $5.4 million or $.06 per share. Consolidated earnings for the second quarter of 2004 were $3.9 million or $.08 per share and included a restructuring charge of $.10 per share as well as purchase accounting and other costs related to the acquisition of Noveon International, Inc., which was completed on June 3, 2004. Excluding restructuring charges in both periods and a $.42 per share charge for in-process research and development in the second quarter of 2004, earnings of $.94 per share in the second quarter of 2005 were 57 percent higher than $.60 per share for the second quarter of 2004. Earnings per share were based on 68.0 million weighted average basic shares outstanding for the second quarter of 2005 and 51.9 million average basic shares outstanding for the second quarter of 2004.
Earnings for the second quarter of 2005 increased over the prior-year second quarter as improved price and product mix, the acquisition, favorable currency, lower STAR (selling, testing, administrative and research) expenses, higher shipment volume and a lower tax rate more than offset higher raw material costs. The acquisition of Noveon International contributed $.05 to earnings per share for the quarter after incremental financing costs. The $.06 per share
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restructuring charge in the quarter primarily related to severance and exit costs associated with previously announced closures of manufacturing facilities.
Consolidated revenues for the quarter were $1,066.6 million compared to $721.5 million in the second quarter of 2004. Excluding the acquisition, revenues increased 15 percent compared to the prior-year second quarter. Cash flow from operations was $113.0 million in the quarter compared to $79.2 million in the second quarter of 2004. Long-term debt was reduced by $125 million in the quarter.
Six Months Results
For the first six months of 2005, consolidated revenues were $2.04 billion compared with $1.30 billion for the first six months of 2004. Consolidated earnings for the first six months of 2005 were $108.6 million or $1.60 per basic share, including pre-tax restructuring charges of $11.5 million or $.12 per share. Earnings for the first six months of 2004 were $41.5 million, or $.80 per share, including the restructuring charge of $.10 per share, the IPR&D charge of $.42 per share and a first-quarter currency forward contract gain of $.08 per share. Excluding the restructuring charges in both periods, as well as the IPR&D charge and a currency forward contract gain related to the acquisition of Hyperdispersants in January 2004, earnings of $1.72 per share for the first six months of 2005 increased 39 percent compared to $1.24 per share in the first half of 2004.
Quarterly Segment Results
Lubricant Additives segment revenues increased 19 percent from the second quarter of 2004 to $619.9 million. Segment revenues and shipment volumes set a new quarterly record. The company believes that approximately 3 percent of the segment revenues in the quarter were the result of downstream inventory build in finished lubricants, prompted in part by tight supplies in the industry. In addition, approximately 3 percent of segment revenues in the quarter resulted from a competitor’s supply disruption that could continue through the third quarter. Segment operating income increased 17 percent from the prior-year second quarter to $85.2 million. Improved pricing and product mix, higher shipment volumes, favorable currency and lower STAR expenses more than offset higher raw material costs. The segment implemented selling price increases in the second quarter and announced additional price increases effective in the third quarter.
Specialty Chemicals segment revenues were $446.7 million in the quarter, compared to $198.7 million in the second quarter of 2004. Segment results for both quarters included legacy Lubrizol performance chemicals for coatings and inks, personal care, foam control, mining emulsions and specialty monomers. In addition, segment results included the acquisition of Noveon International, Inc. as of June 2004. Second quarter 2005 Specialty Chemicals segment revenues by product line consisted of $188.7 million for Consumer Specialties, $150.5 million for Performance Coatings and $107.5 million for Specialty Materials. Legacy Noveon International revenues in the quarter were the highest in the company’s history. Compared to pro forma results for the second quarter of 2004, segment revenues increased 7 percent in the quarter, as significant improvements in price and mix and favorable currency more than offset volume declines in some products and markets. Specialty Chemicals segment operating income was $51.4 million for the second quarter compared to $11.4 million in the second quarter of 2004.
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The Consumer Specialties product line, consisting of Personal Care Products and Food Ingredients and Industrial Specialties, reported double-digit revenue increases compared to the prior-year second quarter pro forma results. Pricing improved and volume increased significantly for the Noveon personal care ingredients, including Carbopol® thickeners for clear shampoos, bath gels and hair-care fixatives. Revenues for Food Ingredients and Industrial Specialties increased as a result of the impact of selling price increases implemented over the past year.
In the Performance Coatings product line, revenues increased compared to pro forma results for the second quarter of 2004, driven by higher selling prices. Shipment volumes declined as weaknesses in North American and European textiles and certain other industrial markets more than offset volume increases in specialty paper and paints and coatings markets.
In the Specialty Materials product line, which consists of Estane® thermoplastic polyurethane (TPU) and TempRite® engineered polymers, revenues declined slightly compared to strong pro forma results for the second quarter of 2004. Higher selling prices for both products were offset by lower volume in TempRite polymers. The volume decline reflected inventory reductions in the market channel related to pre-buying in the outstanding first quarter and to the merger of two large customers. Construction markets continued to be favorable for TempRite engineered polymers, which compete against higher-cost copper and steel pipe. Estane TPU’s weaker markets for some industrial and military applications, including fuel and water tank liners, were more than offset by stronger sales including medical applications, such as intravenous tubes, as compared to the second quarter of 2004.
Earnings Outlook
The company raised full-year 2005 earnings guidance to be in the range of $2.75 to $2.90 per share, including restructuring charges that are now estimated to be approximately $.15 per share for the year. Excluding restructuring, 2005 earnings guidance was raised to $2.90 to $3.05 per share. The revised guidance includes a $.10 per share reduction in second-half earnings for unfavorable currency, assuming that current exchange rates for the U.S. dollar in relation to the euro will continue through the end of 2005.
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said: “We had an outstanding quarter with continued increases in both revenues and profits. Lubricant Additives achieved record revenues for the quarter while Noveon delivered its third consecutive record revenue quarter. Demand was stronger than expected in Lubricant Additives and our plants are running close to full capacity. To match continued growth in Specialty Chemicals, we expanded our North American Carbopol thickener capacity and started production in our new Estane TPU plant in China.
“Rising raw material costs forced both segments to continue increasing prices to customers. We also shifted product mix where possible to improve the profitability of our business. Operating income in both segments benefited from acquisition cost savings, which are now at a run rate that exceeds the $40 million per year savings target we set a year ago—two years ahead of our original schedule.
“Our divestiture process is well under way and we are marketing profitable, non-core businesses with combined revenues of $500 million. These include most of Noveon’s Food
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Ingredients and Industrial Specialties operations, as well as the legacy Lubrizol foam control business and the businesses that supply emissions control and fluid-metering equipment.
“Looking ahead, the continuing high cost of crude oil and its impact on raw material costs and on the vitality of the global economy remains my greatest concern. The recent strengthening U.S. dollar is also unfavorable for our business overall. Nevertheless, we are performing well, our markets remain strong and I am very enthusiastic about our prospects going forward.”
Conference Call on the Web
An audio webcast of the second quarter earnings conference call with investors will be available live today at 1:00 p.m. Eastern time on the investor earnings release site of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the web site.
The Lubrizol Corporation (NYSE:LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 21 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated pro forma revenues of $3.7 billion in 2004 and $3.2 billion in 2003. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material prices; the delay or inability to fully integrate Noveon International and obtain anticipated synergies; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not be place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Net sales	$1,066.0	$720.2	$2,036.1	$1,298.1

Royalties and other revenues	0.6	1.3	1.6	2.1

Total revenues	1,066.6	721.5	2,037.7	1,300.2

Cost of sales	795.1	529.5	1,512.2	955.8

Selling and administrative expenses	94.3	70.2	187.3	122.0

Research, testing and development expenses	50.9	45.5	101.4	86.3

Amortization of intangible assets	6.1	4.5	12.7	6.4

Write-off of acquired in-process research and development	—	35.0	—	35.0

Restructuring charges	5.4	8.0	11.5	8.0

Total costs and expenses	951.8	692.7	1,825.1	1,213.5

Other income (expense) — net	0.7	(1.9)	1.4	2.4

Interest expense — net	24.9	17.1	49.4	22.4

Income before income taxes	90.6	9.8	164.6	66.7

Provision for income taxes	30.5	5.9	56.0	25.2

Net income	$60.1	$3.9	$108.6	$41.5

Net income per share, basic	$0.88	$0.08	$1.60	$0.80

Net income per share, diluted	$0.87	$0.08	$1.59	$0.80

Weighted average common shares outstanding	68.0	51.9	67.7	51.8

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	June 30,	December 31,
	2005	2004
Assets

Cash and short-term investments	$279.0	$335.9

Receivables	641.1	582.8

Inventories	559.1	568.7

Other current assets	106.8	110.6

Total current assets	1,586.0	1,598.0

Property and equipment — net	1,204.1	1,317.9

Goodwill and intangible assets — net	1,567.2	1,590.9

Investments and other assets	55.7	59.5

Total	$4,413.0	$4,566.3

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$4.3	$8.2

Accounts Payable	302.9	339.6

Accrued expenses and other current liabilities	299.9	309.5

Total current liabilities	607.1	657.3

Long-term debt	1,836.5	1,964.1

Other noncurrent liabilities	367.1	367.8

Total liabilities	2,810.7	2,989.2

Minority interest in consolidated companies	52.3	53.6

Shareholders’ equity	1,550.0	1,523.5

Total	$4,413.0	$4,566.3

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Six Months
	Ended June 30,
	2005	2004
Cash provided by (used for):

Operating activities:

Net income	$108.6	$41.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	91.7	60.9
Write-off of acquired in-process research and development	—	35.0
Restructuring charges	5.1	1.6
Net change in working capital	(92.5)	(61.0)
Other items — net	27.7	18.2

Total operating activities	140.6	96.2

Investing activities:
Capital expenditures	(58.6)	(42.2)
Acquisitions	—	(960.7)
Other items — net	3.2	—

Total investing activities	(55.4)	(1,002.9)

Financing activities:

Change in short-term debt — net	(3.7)	1,800.1
Repayments of long-term debt	(125.0)	(934.9)
Long-term debt borrowings	—	25.0
Dividends paid	(35.0)	(26.8)
Proceeds from the exercise of stock options	37.4	5.5

Total financing activities	(126.3)	868.9

Effect of exchange rate changes on cash	(15.8)	6.4

Net decrease in cash and short-term investments	(56.9)	(31.4)

Cash and short-term investments at the beginning of period	335.9	258.7

Cash and short-term investments at the end of period	$279.0	$227.3

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2005	2004	2005	2004
Revenues from External Customers:

Lubricant Additives	$619.9	$522.8	$1,144.5	$1,014.7

Specialty Chemicals	446.7	198.7	893.2	285.5

Total revenues	$1,066.6	$721.5	$2,037.7	$1,300.2

Segment operating income:

Lubricant Additives	$85.2	$72.8	$154.0	$135.5

Specialty Chemicals	51.4	11.4	103.0	16.4

Total segment operating income	136.6	84.2	257.0	151.9

Corporate expenses	(15.8)	(12.3)	(30.8)	(21.6)

Corporate other income (expense) — net	0.1	(2.0)	(0.7)	1.8

Write-off of acquired in-process research and development	—	(35.0)	—	(35.0)

Restructuring charges	(5.4)	(8.0)	(11.5)	(8.0)

Interest expense — net	(24.9)	(17.1)	(49.4)	(22.4)

Income before income taxes	$90.6	$9.8	$164.6	$66.7

The Lubrizol Corporation
For the Periods Ending June 30, 2005 and 2004
Non-GAAP Disclosure Reconciliation
(In Millions of Dollars, Except Per Share Data)
Earnings as adjusted (Non-GAAP) is a measure of income that differs from net income measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is earnings per our consolidated results, adjusted for exclusion of restructuring charges, the write-off of acquired in-process research and development (IPR&D) and the currency forward contract gain. Management believes that both earnings and earnings as adjusted for exclusion of these special charges and credits assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings and earnings as adjusted basis.

	2nd Quarter 2005			2nd Quarter 2004
	Income	Income		Income	Income
	Before	After	Basic	Before	After	Basic
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings	$90.6	$60.1	$0.88	$9.8	$3.9	$0.08

Adjustments:
Restructuring charges	5.4	3.7	0.06	8.0	5.2	0.10
Write-off of acquired IPR&D	—	—	—	35.0	21.9	0.42

Total impact of adjustments	5.4	3.7	0.06	43.0	27.1	0.52

Earnings as adjusted (Non-GAAP)	$96.0	$63.8	$0.94	$52.8	$31.0	$0.60

	Six Months Ended June 30, 2005			Six Months Ended June 30, 2004
	Income	Income		Income	Income
	Before	After	Basic	Before	After	Basic
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings	$164.6	$108.6	$1.60	$66.7	$41.5	$0.80

Adjustments:
Restructuring charges	11.5	7.5	0.12	8.0	5.2	0.10
Write-off of acquired IPR&D	—	—	—	35.0	21.9	0.42
Currency forward contract gain	—	—	—	(6.4)	(4.2)	(0.08)

Total impact of adjustments	11.5	7.5	0.12	36.6	22.9	0.44

Earnings as adjusted (Non-GAAP)	$176.1	$116.1	$1.72	$103.3	$64.4	$1.24